EXHIBIT 99.3

NON-QUALIFIED EMPLOYEE STOCK OPTION AGREEMENT

pursuant to the

LAUREATE EDUCATION, INC.
2003 STOCK INCENTIVE PLAN

2003 Stock Incentive Plan

Optionee:

No. of Shares:

Exercise Price:

AGREEMENT, executed and dated this        day of           200    , between Laureate Education, Inc. (the “Company”), and the Optionee.

WHEREAS, the Optionee is now in the employ of the Company or a subsidiary of or entity affiliated with the Company, called collectively the “Company” (as those terms are defined in the Plan) and the Company desires to have the Optionee remain in such employ or capacity and to afford the Optionee the opportunity to acquire stock ownership in the Company so that the Optionee may have a direct proprietary interest in the Company’s success; and

WHEREAS, the Company and its stockholders have approved the Laureate Education, Inc. Stock Incentive Plan (the “Plan”) pursuant to which the Company may, from time to time, enter into stock option agreements with certain of its Eligible Employees as therein defined;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby mutually covenant and agree as follows:

1.             Optionee’s Agreement

(a)                                  In consideration of the Non-Qualified Stock Options granted to Optionee pursuant to this Agreement, Optionee agrees and covenants that, except as specifically authorized by the Company or this Agreement, during the term of his/her employment and for a period of two (2) years after Optionee’s employment with the Company is terminated, by the Optionee or the Company, for any reason:

(i)            Optionee shall not, directly or indirectly, in any capacity whatsoever anywhere in the World where the Company itself, or through its franchisees and licenses does business, or was active in developing a strategy to conduct business, either on his/her own behalf or on behalf of any other person or entity with whom he may be employed or otherwise associated, compete with the Company or interfere with the business relationships of the Company in any of the lines of business in which the Company is engaged as of the date of this Agreement, or may enter after the date of this Agreement, and for which line or lines of business Optionee shall have in the course of his employment with the Company provided services or held duties or responsibilities.

(ii)           Optionee shall not solicit, encourage, or induce any franchisees, customers, suppliers, vendors, or contractors of the Company, or any prospect being actively pursued by the Company, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall Optionee otherwise interfere with any business relationship between the Company and any of its franchisees, customers, suppliers, vendors, or contractors; and

(iii)          Optionee shall not solicit, encourage or induce any employee of the Company to terminate his/her employment with the Company, employ any person employed by the Company, or otherwise interfere with or disrupt the Company’s relationship with other employees.

(b)                                 Optionee acknowledges and agrees that the foregoing covenants are reasonable and necessary for the protection of the Company’s valid business interests and that a violation of any of the covenants will cause immediate and irreparable injury to the Company, for which injury there is no adequate remedy at law.  Optionee expressly agrees that in the event of the actual or threatened breach of such covenants by him/her, the Company, its successors and assigns shall be entitled to an immediate injunction by a court of competent jurisdiction preventing and restraining such breach.  In any such action for injunctive relief, the Company shall be entitled to recover from Optionee the costs, including reasonable attorney’s fees, incurred by the Company in the action, in addition to any other relief awarded by the court.

(c)                                  It is specifically agreed that each of the covenants set forth above in Sections 1 a(i), (ii) and (iii) is severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining provisions and portions of this Section 1 shall be unaffected thereby and shall remain in full force to the fullest extent permitted by law.  If any of the covenants is held invalid or unenforceable by reason of length of time, area covered or activity covered, or any combination thereof, or for any other reason, any court of competent jurisdiction shall adjust, reduce or otherwise reform any such covenant to the extent necessary to cure any invalidity and to protect the interests of the Company to the fullest extent of the law so that the area, time period and scope of activity restricted shall be the maximum area, time period and scope of activity the court deems valid and enforceable, and as reformed such covenant shall then be enforced.

2.             Grant of Option

(a)                                  Subject to the terms and conditions set forth herein, the Company hereby grants to the Optionee during the period commencing as of the date of this Agreement and ending on                   , 20       at 11:59 p.m. (the “Option Period”) Non-Qualified Stock Options to purchase from the Company, at a price of $            per share, up to but not exceeding in the aggregate           shares of the Company’s duly registered Common Stock (the “Stock”), such number being subject to adjustment as provided in the Plan.

(b)                                 Nothing contained in the Plan or this Agreement, nor the grant of Options herein, shall be construed or deemed under any circumstances to obligate the Company to continue the employment of the Optionee for the period within which the Options granted may be exercised or for any other definite period of time, and nothing in the Plan or this Agreement shall limit or restrict the right of the Company to terminate the Optionee’s employment at any time, for any reason, for or without cause.

3.             Exercise of Option

Subject to such other limitations as may be provided by the Administrator (as defined in the Plan), the Option granted in paragraph 2 of this Agreement may be exercised as follows:

(a)                                  The aggregate number of shares of Stock of the Company optioned by this Agreement shall be divided into installments, as follows.  The first installment, which shall be in an amount equal to twenty percent (20%) of the shares optioned hereunder, shall be exercisable, in whole or in part, commencing                  , 200    ; the second installment, which shall be in an amount equal to twenty percent (20%) of the shares optioned hereunder, shall be exercisable, in whole or in part, commencing         , 200 ; the third installment, which shall be in an amount equal to twenty percent (20%) of the shares optioned hereunder, shall be exercisable, in whole or in part, commencing         , 200 ; the fourth installment, which shall be in an amount equal to twenty percent (20%) of the shares optioned hereunder, shall be exercisable in whole or in part, commencing on         , 200 ; and the fifth installment, which shall be in an amount equal to twenty percent (20%) of the shares optioned hereunder, shall be exercisable, in whole or in part, commencing on         , 20  .

(b)                                 To the extent not exercised, installments shall accumulate and be exercisable by the Optionee, in whole or in part, in any subsequent year included in the Option Period but not later than the expiration of the Option Period.

(c)                                  No less than one hundred (100) shares of Stock may be purchased upon any one exercise of the Option granted hereby unless the number of shares of Stock purchased at such time is the total number of shares of Stock in respect of which the Option hereby granted is then exercisable.

(d)                                 In no event shall any Option granted hereby be exercisable for a fractional share.

(e)                                  The Administrator may in its discretion place limitations on the extent to which shares of Stock of the Company may be tendered by the Optionee as payment upon exercise of an Option.

(f)                                    From time to time, in its discretion, the Administrator may offer the Optionee the right to cancel any Options granted hereunder.

4.             Method of Exercising Option and Payment of Option Price

(a)                                  The Option hereby granted shall be exercised by the Optionee by delivering to the Secretary of the Company, from time to time, on any business day during the Option Period (the “Exercise Date”), written notice specifying the number and kind of shares of Stock the Optionee then desires to purchase (the “Notice”), and either (i) cash, certified check, bank draft or postal or express money order to the order of the Company for an amount in United States dollars equal to the option price for the number of shares of Stock specified in the Notice (the “Total Option Price”), such payment to be delivered with the Notice, or (ii) in the discretion of the Administrator, shares of Stock of the

Company with a value (determined in accordance with paragraph (d) below) equal to or less than the Total Option Price plus, cash, certified check, bank draft or postal or express money order to the order of the Company for an amount in United States dollars equal to the amount, if any, by which the Total Option Price exceeds the Fair Market Value of such shares of Stock of the Company (determined in accordance with paragraph (d) below).  In the case of (ii) above, the Total Option Price shall be delivered to the Secretary of the Company not later than the end of the first business day after the Exercise Date.  In the event of payment in shares of Stock, such payment shall be made by delivery of the necessary stock certificates, with executed stock powers attached, to the Secretary of the Company.  If the Optionee pays the Total Option Price pursuant to clause (ii) above, then the Notice shall state that the Optionee acknowledges that payment of the Total Option Price is his or her absolute and personal liability enforceable by the Company against him or her or his or her estate.

(b)                                 Within five (5) business days after the Exercise Date, the Company shall, subject to the receipt of the Total Option Price and withholding tax, if any, issue to the Optionee the number of shares of Stock with respect to which such Option shall be so exercised, and shall deliver to the Optionee a certificate (or certificates) therefor.

(c)                                  For purposes of this Paragraph 4, the value of shares of Stock of the Company tendered to exercise an Option shall be determined by the Administrator, as required; provided, however, that (i) if the Common Stock of the Company is admitted to quotation on the National Association of Securities Dealers Automated Quotation system (“NASDAQ”) on the Exercise Date, Fair Market Value shall be the average of the highest bid and lowest asked prices of the Common Stock on such system on such date, or (ii) if the Common Stock is admitted to trading on a national securities exchange or the NASDAQ/National Market System (“NASDAQ/NMS”) on the Exercise Date, Fair Market Value shall be the last sale price reported for the Common Stock on such exchange or NASDAQ/NMS on such date or on the last date preceding such date on which a sale was reported.

(d)                                 If the Optionee is subject to liability under section 16(b) of the Securities Exchange Act of 1934 and makes an election in a timely manner under section 83(b) of the Code (as that term is defined in the Plan) to recognize income for tax purposes when the Option granted hereby is first exercised, the Optionee shall notify the Company within ten (10) days of making such election.

5.             Termination

The Options granted hereby shall terminate and be of no force or effect after         , 20  , unless terminated prior to such time as provided below.

If the Optionee ceases employment with the Company, the Optionee’s Options granted hereby shall terminate or be exercisable as follows:

(a)                                  Termination  If Termination (as that term is defined in the Plan) occurs, the Options granted hereby shall terminate as of the ninetieth (90th) calendar day following the date of Termination, unless Optionee’s employment with the Company is terminated because Optionee is discharged by the Company for cause (as defined below), in which case the right to exercise any Options granted hereby shall terminate immediately upon such termination of employment.  Cause for discharge shall mean fraud, dishonesty, willful misconduct in connection with the Optionee’s duties or responsibilities, gross negligence in the performance of duties or responsibilities, or failure to perform responsibilities in the best interests of the Company, each as determined in good faith by the Company, which determination shall be conclusive.

(b)                                 Retirement  In the event of Retirement (as that term is defined in the Plan), the Optionee may exercise the Options (to the extent that same shall be vested as of Optionee’s Retirement Date) within three (3) months of the Optionee’s Retirement Date (as that term is defined in the Plan), or within such shorter period as may be specified by law or the term of the Option as specified in Paragraph 2 hereof.

(c)                                  Disability  Upon the Optionee’s Disability (as that term is defined in the Plan) the Options (to the extent that same shall be vested as of Optionee’s Date of Disability) are exercisable by the Optionee within twelve (12) months (or such shorter time as may be provided by law or the term of the Options as specified in Paragraph 2 hereof) from the Date of Disability.  This subparagraph (c) shall apply only to Optionees who are Eligible Employees (as defined in the Plan).

(d)                                 Death  If the Optionee dies while in the employment of the Company or within the period of time after Retirement during which the Optionee would have been entitled to exercise the Options granted hereby, the Optionee’s estate, personal representative or beneficiary (as applicable) shall have the right to exercise the Options (to the extent that same shall be vested as of Optionee’s date of death) within twelve (12) months from the date of the Optionee’s death (or within such shorter time as may be provided by law or the term of the Options as specified in Paragraph 2 hereof).

Any determination made by the Administrator with respect to any matter referred to in this Paragraph 5 shall be final and conclusive on all persons affected thereby.  Employment by the Company shall be deemed to include employment of the Optionee by, and shall continue during any period in which the Optionee is in the employ of, any subsidiary.

6.             Optionee

Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the estate, personal representative or beneficiary to whom this Option may be transferred by will or by the laws of descent and distribution, the word “Optionee” shall be deemed to include such person.

7.             Assignability

Except as otherwise provided herein, this Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by the Optionee.  No assignment or transfer of this Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any attempt to assign or transfer this Option the same shall terminate and be of no force or effect.

8.             Rights as a Stockholder

The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to the shares represented by this Option until this Option shall have been exercised, payment and issue have been made as herein provided and the Optionee’s name has been entered as a stockholder of record on the books of the Company.

9.             The Company’s Rights

The existence of this Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.           Recapitalization; Merger and Consolidation

(a)                                  Other than pursuant to any conversion rights set forth in the charter of the Company, if the shares of the Company’s Common Stock as a class are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Company, through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, an appropriate and proportionate adjustment shall be made in the number and kinds of securities subject to the Plan and in the number, kinds and per share exercise price of shares of Stock subject to unexercised Options or portions thereof granted prior to any such change.  Any such adjustment in an outstanding Option, however, shall be made without a change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share of Stock covered by the Option.  No fractional shares shall be issued as a result of any such adjustment.

(b)                                 Upon dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation in which the Company is not the surviving corporation, or upon the sale of substantially all of the property of the Company to another corporation, the Plan and the Options issued thereunder shall terminate, unless provision is made in connection with such transaction for the assumption of Options theretofore granted, or the substitution for such Options of new Options of the successor employer corporation or a parent or subsidiary thereof, with appropriate adjustment as to the number and kinds of securities and the per share exercise prices.  In the event of such termination, all outstanding Options shall be exercisable in full for at least thirty (30) days whether or not otherwise exercisable during such period but not later than the date the Options would otherwise expire.

11.           Preemption by Applicable Laws or Regulations

Anything in this Agreement to the contrary notwithstanding, if, at any time specified herein for the issue of shares of Stock to the Optionee, any law, regulation or requirements of any governmental authority having appropriate jurisdiction shall require either the Company or the Optionee to take any action prior to or in connection with the shares of Stock then to be issued, sold or repurchased; the issue, sale or repurchase of such shares of Stock shall be deferred until such action shall have been taken.

12.           Resolution of Disputes

Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be determined by the Administrator in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, shall be final, binding and conclusive on all persons affected thereby.

13.           Amendments

The Administrator shall have the right, in its absolute and uncontrolled discretion, to alter or amend this Agreement, from time to time, in any manner, for the purpose of promoting the objectives of the Plan but only if all agreements granting Options to purchase shares of the Company’s Stock pursuant to the Plan which are in effect and not wholly exercised at the time of such alteration or amendment shall also be similarly altered or amended with substantially the same effect, and any alteration or amendment of this Agreement by the Administrator shall, upon adoption thereof by the Administrator, become and be binding and conclusive on all persons affected thereby without requirement for consent or other action with respect thereto by any such person.  The Company shall give written notice to the Optionee of any such alteration or amendment of this Agreement by the Administrator as promptly as practical after the adoption thereof.  The foregoing shall not restrict the ability of the Optionee and the Company by mutual consent to alter or amend this Agreement in any manner which is consistent with the Plan and approved by the Administrator.  The Optionee and the Company agree that this Agreement shall be subject to any provision necessary to assure compliance with federal and state securities laws.

14.           Notice

Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows:  to the Company at 1001 Fleet Street, Baltimore, Maryland 21202 (Attention:  Office of the Secretary/Legal Department), or at such other address as the Company, by notice to the Optionee, may designate in writing from time to time; to the Optionee, at his or her address as shown on the records of the Company, or at such other address as the Optionee, by notice to the Secretary of the Company, may designate in writing from time to time.

15.                                 Tax Withholding

The Company shall have the right to deduct from any payment hereunder any federal, state, local or employment taxes which it deems are required by law to be withheld.  At the request of the Optionee, or as required by law, such sums as may be required for the payment of any estimated or accrued income tax liability may be withheld and paid over to the governmental entity entitled to receive the same.

16.           Fractional Shares

Any fractional shares concerning this Option shall be eliminated at the time of exercise by rounding down for fractions of less than one-half (1/2) and rounding up for fractions of equal to or more than one-half (1/2).  No cash settlements shall be made with respect to fractional shares eliminated by rounding.

17.           Governing Law

All matters relating to this Agreement shall be governed by the laws of the State of Maryland, without regard to the principles of conflict of laws, except to the extent preempted by the laws of the United States.

18.           Construction

This Agreement has been entered into in accordance with the terms of the Plan, and wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

19.           Non-Qualified Nature of Agreement

This Agreement is intended to be an agreement concerning a stock option arrangement which does not qualify under section 422A of the Code (as defined in the Plan), and this Agreement shall be so construed.

20.           General

The Company shall at all times during the term of the Option reserve and keep available such number of shares of Common Stock of the Company as will be sufficient to satisfy the requirements herein, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares of Common Stock of the Company pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection herewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company shall be applicable thereto.

21.           Regulatory Compliance

No Stock shall be issued hereunder until the Company has received all necessary regulatory approvals and has taken all necessary steps to assure compliance with federal and state securities laws or has determined to its satisfaction and the satisfaction of its counsel that an exemption from the requirements of the federal and applicable state securities laws are available.

22.           Incorporation of Plan

This Agreement is entered into under the applicable provisions of the Plan which is attached hereto and made a part hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and its seal to be affixed hereto, and the Optionee has hereunto set the Optionee’s hand and seal, all on the day and year first above written.

LAUREATE EDUCATION, INC.

By:
Name:
Date:

[SEAL]

THE OPTIONEE:

(SEAL)
Name:
Date: